UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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STEMCELLS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STEMCELLS, INC.

7707 Gateway Blvd.

Newark, California 94560

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on June 13, 2012

To the Stockholders of STEMCELLS, INC.

Notice is hereby given that the Annual Meeting of Stockholders of StemCells, Inc. (“StemCells” or the “company”) will be held on Wednesday, June 13, 2012, at 2 p.m., local time, at 7707 Gateway Boulevard, Newark, California 94560 for the following purposes:

1. to elect the two Class III directors named in the accompanying proxy materials to serve until the 2015 Annual Meeting of Stockholders;

2. to consider and vote upon a proposal to ratify the selection of Grant Thornton LLP as independent public accountants for the company for the fiscal year ending December 31, 2012; and

3. to transact any and all other business that may properly come before the meeting.

The Board of Directors has fixed the close of business on Friday, April 20, 2012, as the record date for determining those stockholders who are entitled to notice of, and to vote at, the annual meeting of stockholders and any postponements or adjournments thereof. The stock transfer books will not be closed between the record date and the date of the meeting.

Representation of at least a majority of all outstanding shares of common stock of StemCells is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. This year we are again taking advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

Please read the proxy materials carefully. All stockholders are invited to attend the Annual Meeting. Your vote is important, and we appreciate your cooperation in considering and acting on the matters presented.

By Order of the Board of Directors,

Kenneth B. Stratton, J.D.
Secretary

April 27, 2012

Newark, California

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

OF

STEMCELLS, INC.

The accompanying proxy is solicited on behalf of the Board of Directors of StemCells, Inc. (the “company”) for use at its annual meeting of stockholders (the “Annual Meeting”) to be held on Wednesday, June 13, 2012, at 2 p.m., local time, at the company’s headquarters at 7707 Gateway Boulevard, Newark, California 94560. The company will bear the cost of solicitation of proxies. Directors, officers and employees of the company may solicit proxies by telephone, facsimile or in person for no additional compensation. The company will reimburse banks, brokerage firms, proxy solicitors, and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of shares.

The Board of Directors has fixed the close of business on Friday, April 20, 2012, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting or at any postponement or adjournment thereof. There were 23,527,746 shares of our common stock, $.01 par value, outstanding on April 1, 2012, each of which is entitled to one vote for each share on the matters to be voted upon.

Stockholders are being asked to vote on two proposals at the company’s 2012 Annual Meeting. The proposals to be voted on and related recommendations from the Board of Directors are as follows:

Proposal Number 1 — To elect the two director nominees named in this Proxy Statement to serve as Class III directors on the Board until our 2015 annual meeting of stockholders or until that person’s successor is duly elected and qualified. The Board of Directors recommends that you vote “FOR” each of the nominees.

Proposal Number 2 — To ratify the appointment of Grant Thornton LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. The Board of Directors recommends that you vote “FOR” this proposal.

In the election of directors, which is Proposal Number 1, you may vote “FOR” both of the nominees or your vote may be “WITHHELD” with respect to one or both of the nominees. For Proposal Number 2, you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” If you “ABSTAIN” as to Proposal Number 2, the abstention will have no effect.

Shares of our common stock represented by proxies in the form enclosed that are properly executed and returned to us and not revoked will be voted as specified in the proxy by the stockholder. In the absence of contrary instructions, or in instances where no specifications are made, the shares will be voted:

(i) FOR the election as directors of the nominees as described herein under “Proposal Number 1 — Election of Directors;”

(ii) FOR ratification of the selection of accountants as described herein under “Proposal Number 2 — Ratification of Selection of Independent Public Accountants;” and

(iii) in the discretion of the named proxies as to any other matter that may properly come before the Annual Meeting.

Any stockholder signing and delivering a proxy may revoke it at any time before it is voted by delivering to the company’s corporate secretary a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder attending the Annual Meeting in person may revoke his, her or its proxy and vote his, her or its shares at the Annual Meeting.

Our 2012 Proxy Materials are Available on the Internet.    This year we have again elected to provide access to our proxy materials over the Internet in accordance with rules adopted by the Securities and Exchange Commission. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners, which will instruct them as to how they may access and review all of the proxy materials on the Internet and how they may submit their proxy on the Internet. We expect to begin delivering the Notice to our stockholders on April 27, 2012, our initial mailing date. Any stockholder wishing to receive a paper copy of our proxy materials can request them from us by following the instructions found in the Notice for requesting such materials, or by calling 1 (800) 579-1639. Requests for a paper copy of our proxy materials should be made on or before May 30, 2012 to facilitate timely delivery.

How to vote shares at our 2012 Annual Meeting.

This year company stockholders may cast their vote in any of the following ways:

Vote by Internet.    Any stockholder can vote over the Internet at www.proxyvote.com by following the instructions on the Notice or proxy card. Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on June 12, 2012.

Vote by Phone.    Any stockholder can vote by phone by following the instructions on the proxy card and calling 1 (800) 690-6903 up until 11:59 p.m. (EDT) on June 12, 2012.

Vote by Mail.    Any stockholder that receives proxy materials by mail can vote by mail by signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided. If the envelope is missing, such a stockholder can mail the completed proxy card or voting instruction card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. The completed card must be received no later than June 12, 2012.

Voting at the Annual Meeting.    All company stockholders are invited to attend the Annual Meeting in person. Any stockholder that attends the meeting in person may deliver a completed proxy card in person or vote by completing a ballot, which will be available at the meeting. However, each stockholder intending to vote in person at the Annual Meeting should note that if his, her or its shares are held in the name of a bank, broker or other nominee, such stockholder must obtain a legal proxy, executed in his, her or its favor, from the holder of record to be able to vote at the Annual Meeting. Stockholders should allow enough time prior to the Annual Meeting to obtain this proxy from the holder of record, if needed.

The shares voted electronically or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting.

QUORUM, REQUIRED VOTES AND METHOD OF TABULATION

Consistent with Delaware law and the company’s amended and restated by-laws, a majority of the votes entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. The company will appoint one or more election inspectors for the meeting to count votes cast by proxy or in person at the Annual Meeting.

What vote is required to approve each item?

Election of directors by stockholders, which is Proposal Number 1, will be determined by a plurality of the votes cast by the stockholders entitled to vote at the election that are either present in person or represented by proxy.

For Proposal Number 2, the affirmative “FOR” vote is required by the holders of a majority of the shares present at the Annual Meeting in person or by proxy and voting. Abstentions will have no effect on the outcome of this proposal.

If you hold shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions have not been given. This year if you hold shares beneficially in street name and do not vote your shares, your broker or nominee can vote your shares at its discretion only on Proposal Number 2. In tabulating the voting result for any proposal for which the required vote is based on the number of shares present, shares that constitute broker non-votes are not considered entitled to vote on that proposal. However, for proposals for which the required vote is based on the number of shares of common stock issued and outstanding, broker non-votes have the same effect as a vote “AGAINST” the proposal. Thus, broker non-votes will not affect the outcome of Proposal Number 1.

Management does not know of any matters to be presented at this year’s Annual Meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement. Stockholders will have no appraisal rights under Delaware law with respect to any of the matters expected to be voted on at the Annual Meeting. If other matters should properly come before the meeting, the proxy holders will vote such matters in their discretion. Any stockholder has the right to revoke his, her or its proxy at any time until it is voted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table shows the number of shares of our common stock beneficially owned, as of April 1, 2012, by (i) each of our directors, (ii) each of our named executive officers, (iii) all of our directors and executive officers as a group, and (iv) all those known by us be to a beneficial owner of more than 5% of the company’s outstanding common stock. In general, “beneficial ownership” refers to shares that an individual or entity has the power to vote or dispose of, and any rights to acquire common stock that are currently exercisable or will become exercisable within 60 days of April 1, 2012. Unless otherwise indicated, we believe that each person named below, based on information furnished by such owners, holds sole investment and voting power with respect to such shares, subject to community property laws where applicable. We calculated percentage ownership in accordance with the rules of the SEC. The percentage of common stock beneficially owned is based on 23,527,746 shares outstanding as of April 1, 2012. In addition, shares issuable pursuant to options, restricted stock units or other convertible securities that may be acquired within 60 days of April 1, 2012 are deemed to be issued and outstanding and have been treated as outstanding in calculating and determining the beneficial ownership and percentage ownership of those persons possessing those securities, but not for any other individuals.

Name and Address of Beneficial Owner*	Amount and Nature of of Beneficial Ownership	Percentage of Class Beneficially Owned
Directors and Named Executive Officers
Eric Bjerkholt(1)	9,000	**
Stewart Craig(2)	38,926	**
R. Scott Greer	10,000	**
Ricardo Levy(3)	11,636	**
Martin McGlynn(4)	228,033	**
Roger Perlmutter(5)	14,021	**
John Schwartz(6)	28,770	**
Ken Stratton(7)	35,877	**
Ann Tsukamoto(8)	106,372	**
Irving Weissman(9)	106,147	**
Rodney Young(10)	109,972	**
All directors and executive officers as a group	698,754	2.92%
5% Stockholders
Alpha Capital Anstalt(11)	2,352,645	9.99%
ICS Opportunities, Ltd.(12)	2,350,421	9.99%

*	The address of all directors and executive officers listed in the table is c/o StemCells, Inc., 7707 Gateway Blvd., Newark, California 94560.
**	Less than one percent.
(1)	Includes 7,000 shares issuable upon exercise of stock options exercisable within 60 days.

(2)	Includes 25,457 shares issuable upon exercise of stock options exercisable within 60 days. Includes 7,347 shares included in Dr. Craig’s 401(k) plan.

(3)	Includes 9,636 shares issuable upon exercise of stock options exercisable within 60 days.

(4)	Includes 174,109 shares issuable upon exercise of 168,242 stock options and 5,867 restricted stock units, either exercisable or vesting within 60 days. Includes 12,345 shares included in Mr. McGlynn’s 401(k) plan.

(5)	Includes 12,021 shares issuable upon exercise of 11,021 stock options and 1,000 restricted stock units, either exercisable or vesting within 60 days.

(6)	Includes 8,000 shares issuable upon exercise of 6,500 stock options and 1,500 restricted stock units, either exercisable or vesting within 60 days.

(7)	Includes 22,353 shares issuable upon exercise of 20,020 stock options and 2,333 restricted stock units, either exercisable or vesting within 60 days. Includes 5,662 shares included in Mr. Stratton’s 401(k) plan.

(8)	Includes 76,539 shares issuable upon exercise of 74,206 stock options and 2,333 restricted stock units, either exercisable or vesting within 60 days. Includes 10,332 shares included in Dr. Tsukamoto’s 401(k) plan. Includes a total of 3,643 shares held in trusts for the benefit of Dr. Tsukamoto and her family members, as to which she disclaims beneficial ownership.

(9)	Includes 1,390 shares issuable upon exercise of 390 stock options and 1,000 restricted stock units, either exercisable or vesting within 60 days. Includes 14,578 shares held in trust for Dr. Weissman’s grandchildren as to which he disclaims beneficial ownership.

(10)	Includes 84,936 shares issuable upon exercise of 79,270 stock options and 5,666 restricted stock units, either exercisable or vesting within 60 days. Includes 10,616 shares included in Mr. Young’s 401(k) plan.

(11)	According to a Schedule 13G filed by Alpha Capital Anstalt on February 28, 2012, Alpha Capital may be deemed to beneficially own all shares listed in the table, and has sole dispositive and voting power with respect to all shares listed in the table. The address of the principal place of business of Alpha Capital is Pradafant 7, Furstentums 9490, Vaduz, Liechtenstein.

(12)	Based on a Schedule 13G filed on December 23, 2011, ICS Opportunities, Ltd., an exempted limited company organized under the laws of the Cayman Islands (“ICS Opportunities”), held as of that date: (i) 674,841 shares of our common stock; (ii) 800,000 of our Series A warrants; and (iii) 800,000 of our Series B warrants. The Series A warrants are exercisable immediately and will expire on December 21, 2016. Each Series B warrant entitles the holder to purchase one unit, each of which consists of one share of our common stock and one Series A warrant to purchase one share of our common stock. The Series B warrants will expire on May 2, 2012. Due to the limits on the exercise of the Series A warrants and Series B warrants included in the terms thereof, the holder will not have the right to exercise any portion of either warrant if the holder, together with its affiliates, would beneficially own in excess of 9.999% of the number of shares of our common stock outstanding immediately after the exercise. Millennium International Management LP, a Delaware limited partnership (“Millennium International Management”), is the investment manager to ICS Opportunities and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium International Management GP LLC, a Delaware limited liability company (“Millennium International Management GP”), is the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the 100% shareholder of ICS Opportunities and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Israel A. Englander (“Mr. Englander,” and together with ICS Opportunities, Millennium International Management, Millennium International Management GP and Millennium Management, the “Millennium Entities”), a U.S. citizen, is the managing member of Millennium International Management GP and of Millennium Management. Consequently, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. The address of the principal place of business of the Millennium Entities is 666 Fifth Avenue, New York, NY 10103.

INFORMATION CONCERNING DIRECTORS OF THE COMPANY

Board of Directors

We currently have seven directors serving on our Board of Directors. Since June 2010, our Board has been composed of Drs. Ricardo Levy, Roger Perlmutter, John Schwartz, and Irving Weissman and Messrs. Eric Bjerkholt, Scott Greer and Martin McGlynn. The following table shows the names, ages, principal occupations, and public company board memberships for the last five years of our directors, as of April 1, 2012:

Eric Bjerkholt	52	Eric Bjerkholt was elected to the Board of Directors in March 2004. He is Executive Vice President and Chief Financial Officer of Sunesis Pharmaceuticals, Inc. Mr. Bjerkholt is a member of the board of directors of Round Table Pizza, Inc.

R. Scott Greer	53	Scott Greer was appointed to the Board of Directors in June 2010. He is currently a principal and managing director of Numenor Ventures LLC, which he founded in 2002 to provide funding and strategic advisory services to early stage enterprises. Mr. Greer currently serves as Chairman of Ablexis, a development stage biotechnology company, and is also on the board of Nektar Therapeutics and BAROnova.

Ricardo Levy, Ph.D.	67	Ricardo Levy, Ph.D. was elected to the Board of Directors in September 2001. He currently serves as a director on the board of Accelrys, Inc., a public company focused on molecular modeling and simulation software for both life and materials science research.

Martin McGlynn	65	Martin McGlynn was elected to the Board of Directors in February 2001. He is President and Chief Executive Officer of the company, a position he has held since January 2001.

Roger Perlmutter, M.D., Ph.D.	59	Roger Perlmutter, M.D., Ph.D., was elected to the Board of Directors in December 2000. Until recently, he was Executive Vice President, Research and Development, of Amgen, Inc. He is Chairman of the Board of Trustees of Reed College.

John Schwartz, Ph.D.	77	John Schwartz, Ph.D., was elected to the Board of Directors in December 1998 and was elected Chairman of the Board at the same time. He is currently President of Quantum Strategies Management Company.

Irving Weissman, M.D.	72	Irving Weissman, M.D., was elected to the Board of Directors in September 1997. He is the Virginia and Daniel K. Ludwig Professor of Cancer Research, Professor of Pathology and Professor of Developmental Biology at Stanford University.

Because we have a classified board, with each of our directors serving a staggered three-year term, only two of our directors are standing for reelection at our 2012 Annual Meeting. The following table shows the composition of the three classes of our Board:

Class I Directors (terms scheduled to expire in 2013):

Eric Bjerkholt
R. Scott Greer
John Schwartz, Ph.D.

Class II Directors (terms scheduled to expire in 2014):

Ricardo Levy, Ph.D.
Irving Weissman, M.D.

Class III Directors (terms scheduled to expire in 2012, but nominated to stand for reelection at our 2012 Annual Meeting):

Martin McGlynn
Roger Perlmutter, M.D., Ph.D.

The independent members of our Board, as determined by the Board of Directors in accordance with the existing Nasdaq Listing rules, are Messrs. Bjerkholt and Greer and Drs. Levy, Perlmutter and Schwartz. The Board of Directors held four regular meetings and two special meetings during the fiscal year ended December 31, 2011. Each of our directors attended more than 75% of the meetings of the Board of Directors and of the committees on which he served.

For many years the roles of chairman and chief executive officer at the company have been separated. We believe that this is appropriate under current circumstances, because it allows management to make the operating decisions necessary to manage the business, while helping to maintain Board independence so that it can provide an effective oversight function. We feel that this has provided an appropriate balance of operational focus, flexibility and oversight. Our independent directors meet at regularly scheduled executive sessions without members of management.

Board Committees

Presently, the Board has four standing committees — the Audit Committee, the Compensation and Stock Option Committee (the “Compensation Committee”), the Corporate Governance and Nominating Committee (the “Corporate Governance Committee”), and the Strategic Transactions Committee — as well as a single-member committee established under the company’s 2001, 2004 and 2006 equity incentive plans. The Board created the Strategic Transactions Committee in March 2009 as an ad hoc committee with direction to consult with management and advise the full Board on various corporate initiatives, such as the acquisition of substantially all of the operating assets of Stem Cell Sciences plc, which the company completed in April 2009. In June 2010, however, the Board reconstituted the Strategic Transactions Committee, which Mr. Greer currently chairs, as a standing committee of the Board. All members of the Audit Committee, the Compensation Committee, and the Corporate Governance Committee are, and are required by the charters of the respective committees to be, independent as determined under Nasdaq Listing rules.

Audit Committee.    The Audit Committee is composed of Mr. Bjerkholt and Drs. Schwartz and Levy. The Audit Committee held four meetings during the fiscal year ended December 31, 2011. The primary function of the Audit Committee is to assist our Board in fulfilling its oversight responsibilities. The committee does this primarily by reviewing our financial reports and other financial information as well as the company’s systems of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established. The committee also assesses our auditing, accounting and financial processes more generally. The Audit Committee meets quarterly, and at such other times as it finds necessary. It recommends to our Board the appointment of a firm of independent auditors to audit the financial statements of the company and meets with such personnel of the company to review the scope and the results of the annual audit, the amount of audit fees, the company’s internal accounting controls, the company’s financial statements contained in this proxy statement and other related matters. Each of the members of the Audit Committee is independent, and the Board has determined that Mr. Bjerkholt is an “audit committee financial expert,” as defined in SEC rules. The Audit Committee acts pursuant to a written charter which is available through our website at www.stemcellsinc.com.

Compensation Committee.    The Compensation Committee is composed of Drs. Schwartz and Levy and Mr. Bjerkholt. The Compensation Committee held three meetings during the fiscal year ended December 31, 2011. The Compensation Committee makes recommendations to our Board and management concerning salaries in general, determines executive compensation and, except to the extent that such decisions have been delegated to, and made by, the single-member committee, approves incentive compensation for our employees and consultants. The Compensation Committee acts pursuant to a written charter which is available through our website at www.stemcellsinc.com.

Corporate Governance Committee.    The Corporate Governance Committee is composed of Drs. Levy, Perlmutter and Schwartz. The Corporate Governance Committee held two meetings in 2011 to discuss a slate of actual and potential nominees to the Board of Directors. The committee oversees nominations to the Board and considers the experience, ability and character of potential nominees to serve as directors, as well as particular skills or knowledge that may be desirable in light of the company’s position at any time. From time to time, the committee has engaged the services of a paid search firm to help the committee identify potential nominees to the Board. The Company’s Governance Committee and Board seek to nominate and appoint candidates to the Board who have significant business experience, technical expertise or personal attributes, or a combination of these, sufficient to suggest, in the Board’s judgment, that the candidate would have the ability to help direct the affairs of the company and enhance the Board as a whole. The Committee may identify potential candidates through any reliable means available, including recommendations of past or current members of the Board from their knowledge of the industry and of the company. The Committee also considers past service on the Board or on the board of directors of other publicly traded or technology focused companies. The committee has not adopted a formulaic approach to evaluating potential nominees to the Board; it does not have a formal policy concerning diversity, for example. Rather, the committee weighs and considers the experience, expertise, intellect, and judgment of potential nominees irrespective of their race, gender, age, religion, or other personal characteristics. The committee often looks for nominees that can bring new skill sets or diverse business perspectives. Potential candidates recommended by security holders will be considered as provided in the company’s “Policy Regarding Shareholder Candidates for Nomination as a Director,” which sets forth the procedures and conditions for such recommendations. This policy is available through our website at www.stemcellsinc.com. The Corporate Governance Committee operates pursuant to a written charter, a copy of which is also available through our website at www.stemcellsinc.com. The members of the Corporate Governance Committee approved the nomination of the Class III directors standing for reelection at the Annual Meeting.

Strategic Transactions Committee.    The Strategic Transactions Committee is composed of Messrs. Bjerkholt, Greer and McGlynn and Dr. Levy. The Strategic Transactions Committee held three meetings during the fiscal year ended December 31, 2011. The Committee was created at the suggestion of our Chief Executive Officer in March 2009 to provide advice and direction, on an ad hoc basis, on a range of strategic initiatives being considered at the time, such as the acquisition of substantially all of the operating assets of Stem Cell Sciences plc. The Committee does not have a formal charter. However, the Board of Directors has authorized the Committee to be available to advise, consult and participate with management, as requested by the company’s Chief Executive Officer, with respect to the identification, implementation, evaluation, and negotiation of potential strategic corporate transactions, with the exception of financings. Since June 2010, the Strategic Transactions Committee has been the Board’s fourth standing committee, and as such it routinely provides recommendations both to management and to the full Board with regard to such matters as the Committee may deem advisable.

The following table shows the members of our four standing Board committees:

Director	Independent	Audit Committee	Compensation Committee	Corporate Governance Committee	Strategic Transactions Committee
Eric Bjerkholt	Yes	Chair	✓		✓
R. Scott Greer	Yes				Chair
Ricardo Levy, Ph.D.	Yes	✓	✓	Chair	✓
Martin McGlynn	No				✓
Roger Perlmutter, M.D., Ph.D.	Yes			✓
John Schwartz, Ph.D.	Yes	✓	Chair	✓
Irving Weissman, M.D.	No

Director Oversight and Qualifications

While management is responsible for the day-to-day management of the risks the company faces, the Board, as a whole and through its committees, has responsibility for the oversight of risk management. An important part of risk management is not only understanding the risks facing the company and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. In support of this oversight function, the Board receives regular reports from our Chief Executive Officer and members of senior management on operational, financial, legal, and regulatory issues and risks. The Audit Committee additionally is charged under its charter with oversight of financial risk, including the company’s internal controls, and it receives regular reports from management, the company’s internal auditors and the company’s independent auditors. The Chairman of the Board and independent members of the Board work together to provide strong, independent oversight of the company’s management and affairs through its standing committees and, when necessary, special meetings of directors.

We believe each of our directors brings valuable skills, experience, judgment, and perspectives to our company. The Board took the following qualifications into consideration, among other things, when nominating or appointing our current directors:

Eric Bjerkholt	Mr. Bjerkholt is a financial expert and currently serves as the Executive Vice President and Chief Financial Officer of Sunesis Pharmaceuticals, Inc., a biopharmaceutical company. His business experience spans approximately 20 years, during which time he founded a nutraceutical company and worked as an investment banker. Mr. Bjerkholt currently serves on the board of directors of Round Table Pizza. We believe Mr. Bjerkholt’s qualifications to serve on our Board of Directors include his considerable financial and business experience, especially in the life sciences industry. Mr. Bjerkholt has served on our Board for over eight years.

R. Scott Greer	Mr. Greer was appointed to our Board in June 2010. He is a financial expert with over 25 years of experience in the life sciences industry. He was founder, CEO and Chairman of Abgenix, Inc., a biotechnology company he took public in 1998 and then sold to Amgen in 2006. Mr. Greer currently serves as Chairman of Ablexis, a development stage biotechnology company, and is also on the boards of Nektar Therapeutics and BAROnova. We believe Mr. Greer’s qualifications to serve on our Board include his more than 25 years of experience in the life sciences industry.

Ricardo Levy, Ph.D.	Dr. Levy has over 30 years of experience leading technology companies in both North and South America. In 1974, he cofounded Catalytica, Inc., a manufacturing technology and energy systems company, and served as CEO from 1991 until the company was sold in 2000. Dr. Levy currently serves as director of Accerlys Inc. (formerly Pharmacopeia, Inc.) and NovoDynamics, Inc. We believe his qualifications to serve on our Board of Directors include his more than 30 years of business experience. Dr. Levy has served on our Board for over ten years.

Martin McGlynn	Mr. McGlynn has been our President and Chief Executive Officer since January 2001. He has held management positions of increasing responsibility in several countries for more than 30 years. Prior to joining our company, Mr. McGlynn was President and Chief Executive Officer of Pharmadigm, Inc., a privately held company in the fields of inflammation and genetic immunization. Prior to this, he was President and General Manager of Abbott Canada Ltd. and President of Anaquest, Inc., a company focused on anesthesia and acute care pharmaceuticals. We believe Mr. McGlynn’s qualifications to serve on our Board of Directors include his significant managerial experience in our industry and his intimate knowledge of our operations as a result of his day to day leadership as our President and Chief Executive Officer. Mr. McGlynn has served on our Board for over eleven years.

Roger Perlmutter, M.D., Ph.D.	Until recently, Dr. Perlmutter has been the Executive Vice President of Research and Development of Amgen, Inc., a world leading biotechnology company, a position he held for approximately eleven years. Prior to joining Amgen, he held scientific leadership positions of increasing responsibility at Merck. He also worked as a researcher and administrator at the University of Washington. We believe Dr. Perlmutter’s pharmaceutical industry experience brings an important industry perspective to the Board. Dr. Perlmutter has served on our Board for over eleven years.

John Schwartz, Ph.D.	Dr. Schwartz has over 40 years of business and legal experience, including several years spent in the 1990s as President and Chief Executive Officer of Systemix, Inc., a cell-based therapeutics company which was acquired by Novartis in 1997. Before joining Systemix as its Senior Vice President and General Counsel in 1993, Dr. Schwartz served as the Vice President and General Counsel of Stanford University. He currently runs a registered investment advisor firm called Quantum Strategies Management Company. We believe Dr. Schwartz’s qualifications to serve on our Board of Directors include his over 40 years of business and legal experience in our industry as well as his significant experience working at Stanford University. Dr. Schwartz has served on our Board for over 14 years.

Irving Weissman, M.D.	Dr. Weissman has been a leader in the stem cell field for over 20 years. He is a professor at Stanford University and serves as the director of the Stanford Institute for Stem Cell Biology and Regenerative Medicine. He co-founded Systemix in 1988 and Cellerant Therapeutics, Inc., a hematopoietic stem cell development company, in 2001. He is a member of several scientific advisory boards and national science institutes, including the National Academy of Science, the American Academy of Arts and Science, and the Institute of Medicine of the National Academy of Sciences. We believe Dr. Weissman’s qualifications to serve on our Board of Directors include the fact that he has been a leader in stem cell research for over 20 years as well as his substantial business experience in our industry. Dr. Weissman has served on our Board for over 14 years and serves as the chairman of our Scientific Advisory Board.

Stockholders who wish to communicate with our Board of Directors or with a particular director may send a letter to our corporate secretary at the following address: StemCells, Inc., 7707 Gateway Blvd., Newark, California 94560 (c/o Legal Department). Any communication should clearly specify that it is intended to be made to the entire Board or to one or more particular director(s). Our corporate secretary will review all such correspondence and forward to our Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. The secretary maintains a log of all correspondence received by us that is addressed to members of the Board, and any director may at any time review and request copies of any such correspondence.

Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the chairman of the Audit Committee and handled in accordance with established procedures, which are set out in the Audit Committee’s Policy on Receipt, Retention and Treatment of Complaints Regarding Accounting, Internal Controls and Auditing Matters. A copy of this policy is available through our website at www.stemcellsinc.com.

Code of Business Conduct and Ethics

We have adopted a Code of Ethics and Conduct that applies to all of our directors, officers, employees, and consultants. A copy of our code of ethics is posted on our website at www.stemcellsinc.com. We intend to disclose any substantive amendment or waivers to this code on our website. There were no substantive amendments or waivers to this code in 2011.

INFORMATION CONCERNING EXECUTIVE OFFICERS OF THE COMPANY

Executive Officers, Positions Held

Following are the name, age and other information for our named executive officers, as of April 1, 2012. All company officers have been elected to serve until their successors are elected and qualified or until their earlier resignation or removal.

Martin McGlynn, President and Chief Executive Officer	65	Martin McGlynn joined the company in January 2001, when he was appointed President and Chief Executive Officer of the company and of its wholly-owned subsidiaries. Mr. McGlynn was elected to the Board of Directors in February 2001.

Ann Tsukamoto, Ph.D. Executive Vice President, Research and Development	59	Ann Tsukamoto, Ph.D., joined the company in November 1997 as Senior Director of Scientific Operations; was appointed Vice President, Scientific Operations in June 1998; Vice President, Research and Development in February 2002; and Chief Operating Officer, with responsibility for the company’s research and development efforts, in November 2006. In October 2008, Dr. Tsukamoto was appointed Executive Vice President, Research and Development, with responsibility for the company’s scientific and clinical development programs. Dr. Tsukamoto is married to one of our outside directors.

Rodney Young, Chief Financial Officer and Vice President, Finance and Administration	49	Rodney Young joined the company in September 2005 as Chief Financial Officer and Vice President, Finance. In November 2006 he became CFO and Vice President, Finance and Administration. He is responsible for functions that include Finance, Information Technology and Investor Relations. From 2003 to 2005, Mr. Young was Chief Financial Officer and a director of Extropy Pharmaceuticals, Inc., a private biopharmaceutical company focused on developing drugs for pediatric indications.

Stewart Craig, Ph.D. Senior Vice President, Development and Operations	50	Stewart Craig, Ph.D., joined the company in September 2008 with responsibilities for Development, Manufacturing, Regulatory, Quality Systems, and Facilities. From 2005 to 2008, Dr. Craig was Chief Technology Officer and Vice President of Progenitor Cell Therapy, a contract services provider for research, development, manufacture, and commercialization of cell-based therapies, prior to which he has held executive positions at Xcyte Therapies, Osiris Therapeutics and SyStemix.

Ken Stratton, J.D. General Counsel	43	Ken Stratton, J.D., joined the company in February 2007 as General Counsel, with responsibility for corporate compliance and legal affairs. In March 2008, he assumed responsibility for the Human Resources function. Prior to joining StemCells, Mr. Stratton served as Deputy General Counsel for Threshold Pharmaceuticals and as Senior Legal Counsel for Medtronic, Inc.’s Vascular business unit.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We structure our compensation programs to attract and retain talented employees and reward them for helping us achieve our short-term and long-term goals. We intend for our compensation programs to be equitable and competitive when measured against those offered by companies against whom we compete for high-level scientific and executive personnel. We also intend for them to link pay to both company and individual performance.

In seeking to accomplish these objectives, we follow a compensation strategy designed, ultimately, to reward increasing stockholder value. However, because achievement of our principle mission — the research, development and commercialization of stem cell therapeutics and related tools and technologies for academia and industry — is a long, expensive and challenging process, we often set individual compensation by using surrogate endpoints to gauge employee contributions towards building sustained stockholder value, such as:

•	the achievement of stated corporate goals adopted from time to time by the Board;

•	the leadership an executive officer has shown in inspiring and marshalling excellent performances in his or her direct reports;

•	the anticipation, identification and successful disposition of issues and problems that, if not addressed timely and effectively, might have a deleterious effect on the company; and

•	the speed and effectiveness with which an executive officer discovers, assesses and, where appropriate, pursues promising opportunities for the company.

Compensation elements.    We, like most biotechnology companies, use a combination of base salary, bonuses and equity awards to compensate our employees, including our executive officers. As a small company — we have approximately 50 employees in total and only five executive officers — we feel that having so few people in each job classification and level makes it inefficient to establish a formulaic allocation of total compensation among its various elements; we rely, instead, on our experience and judgment.

In exercising this judgment, we periodically collect and review information (i) from third party market reports such as the Radford Biotechnology Survey — Executive Report; and (ii) from the proxy statements of other similar biotechnology companies, especially those operating in the San Francisco Bay Area, as well as those pursuing cell-based therapeutics.1 In the case of the executive officers who report directly to the chief executive officer, we also carefully consider the recommendations of the chief executive officer when setting compensation. We integrate all of this information with our evaluation of the individual performance of each of our executive officers.

While we believe our officers and other employees are outstanding, we realize that the company is not yet profitable and that it is still in a relatively early stage of development. We therefore generally prefer to target our compensation practices so that our employees’ base salaries, bonuses, equity compensation, and benefits all fall close to the 50th percentile paid by comparable companies for similar positions. Actual compensation may fall slightly above or below these targets, however, because of any number of factors such as general economic conditions, market competition for specific jobs, personal performance, and the need for internal equities within the company. For example, we have recently paid many of our employees, including some of our executive officers, at below the 50th percentile because of the global recession and the crisis in the financial markets. At the same time, however, we have paid many of our employees, including some of our executive officers, at above the 50th percentile because of highly competitive demand for workers with their unique skill sets.

Interaction of compensation elements.    The basic compensation elements — base salary, bonuses and equity awards — are, as noted, standard in our industry. Though not set independently of one other, we use each element as a portion of total compensation because we believe we would not otherwise be competitive and because we feel that together they are the proper components of a balanced compensation package:

•	base salary is compensation for current efforts;

•	bonuses, whether in cash or equity, are paid at the Board’s discretion typically for achievements in meeting or exceeding corporate goals; and

•	equity awards are inducements to remain with the company and to build future value.

1 In 2012, for example, we collected executive compensation information from the recent SEC filings of Aastrom Biosciences, Inc.; Affymax, Inc.; Alexza Pharmaceutics, Inc.; Anacor Pharmaceuticals, Inc.; Athersys, Inc.; Cerus Corporation; Cytokinetics, Incorporated; Cytori Therapeutics, Inc.; Dynavax Technologies Corporation; Geron Corporation; InterMune, Inc.; MAP Pharmaceuticals, Inc.; Maxygen, Inc.; Medivation, Inc.; Neuralstem, Inc.; Osiris Therapeutics, Inc.; Rigel Pharmaceuticals, Inc.; Sangamo Biosciences, Inc.; and Sunesis Pharmaceuticals, Inc.

On occasion, we have considered our employee compensation programs, including our executive compensation programs, and the effect they may have on company risk. We have concluded that our employee compensation programs are simple and straight-forward and consistent with those of similarly situated research and development companies. In determining that our compensation policies and practices do not present risks that are likely to have a material adverse effect on our business, our directors have, from time to time, discussed with management the various pay practices used to compensate our employees at both the executive and non-executive levels. These inquiries have included discussions about our three primary components of compensation, namely base compensation, cash bonuses and equity incentive compensation.

Our Board of Directors has also periodically considered how bonus awards are determined and calculated by the company, noting that all bonuses are awarded entirely at the discretion of our Board after taking into consideration the progress of our company’s programs. Based on its review, our Board has concluded that our bonus program properly aligns compensation with our overall goals, all of which are designed to have a positive impact on our business.

In addition, our Board has periodically examined our equity compensation practices, noting that we typically grant customary equity awards that vest over many years after the date of grant. We believe discretionary equity compensation that vests over multiple years does not encourage short-term or high-risk opportunistic behavior and instead aligns our employees’ interests with the long-term interests of our stockholders by encouraging activities intended to build long-term value for the Company.

For these reasons, we have concluded that our employee compensation programs are designed with the appropriate balance of risk and reward in relation to our company’s overall business strategy and do not incentivize executives or other employees to take unnecessary or excessive risks. As a result, we believe that risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the company.

Other compensation elements and benefits.    We offer all employees various health and welfare benefit plans. Our executive officers may participate in these on the same terms as other employees. We do not have a pension plan nor do we use non-qualified deferred compensation.2 We offer our U.S. employees (again, including executive officers on the same terms as others) a 401(k) defined contribution plan, and match employee contributions on a 1:2 basis (i.e., $1 contribution by the company for every $2 contribution made by the employee) up to a maximum of 3% of the employee’s salary, subject to legal limitations. At this time, our 401(k) match is made in the form of shares of common stock in the company. We offer our U.K. employees a tax preferred pension scheme, and match employee contributions on a 1:1 basis up to a maximum of 12% of the employee’s salary.

Compensation of Named Executive Officers

Base salary compensation; target bonuses.    We consider base salary to be a critical component of our executive officers’ overall compensation packages. We intend the salaries of our executive officers to reflect their actual responsibilities and job scope. We also endeavor to set base compensation levels so that their salaries are competitive with salaries paid by comparable companies to employees with similar experience, taking into account the cost of living in the San Francisco Bay Area. Accordingly, we have made occasional adjustments to the salaries of certain employees to address perceived below market anomalies, address specific retention concerns or reward special contributions made to the company. As described below, we changed the base compensation paid to certain of our executive officers in 2009, 2010 and 2012.

2 Accordingly, we omit tables showing pension benefits and non-qualified deferred compensation.

In addition to base salary, each full-time employee of the company, including each of our named executive officers, is given a personal target bonus (calculated as a percentage of base salary), based upon factors such as seniority, job title and the existing targets of co-workers with comparable job responsibilities within the company. Bonuses at the company are discretionary and awarded by the Board in its sole discretion. But when bonuses are awarded, we use the personal target of each employee to calculate his or her bonus amount.

With these various principles in mind, we recently took the following actions with respect to the base compensation and bonus targets of our executive officers.

From March 2007 through 2008, we maintained the annual base salary of Mr. McGlynn at $385,000, plus a housing and transportation allowance. Effective January 2009, however, we eliminated Mr. McGlynn’s housing and transportation allowance of approximately $200,000 per year and increased Mr. McGlynn’s annual base salary by $140,000, from $385,000 to $525,000, and began providing him a car allowance in the amount of $10,000 per year. The net effect of these changes was a decrease in Mr. McGlynn’s base compensation of approximately 11% for 2009. Concurrent with these changes, we increased Mr. McGlynn’s target bonus from 40 percent to 55 percent of his base salary, beginning with the 2009 fiscal year, to reflect the Board’s view that Mr. McGlynn’s leadership is a major factor in the achievement of the company’s corporate goals and to further align his compensation to corporate success. More recently, effective February 1, 2012, we increased Mr. McGlynn’s base salary to $550,000 in recognition of contributions made on behalf of the company and market factors.

From March 2007 through 2009, we maintained the annual base salary of Mr. Young at $275,000. In January 2010, however, we increased Mr. Young’s annual base salary to $325,000 in recognition of contributions made on behalf of the company and job scope. In January 2010, we also increased Mr. Young’s target bonus rate from 25% to 30% of his base salary, beginning with the 2010 fiscal year, to further align his compensation to corporate success. In February 2011, we increased Mr. Young’s target bonus rate from 30% to 40% of his base salary for the same reason.

From March 2007 through 2011, we maintained the annual base salary of Dr. Tsukamoto at $300,000. In January 2010, however, we increased Dr. Tsukamoto’s target bonus from 25% to 30% of her base salary, beginning with the 2010 fiscal year, to further align her compensation to corporate success. In February 2011, we increased Dr. Tsukamoto’s target bonus rate from 30% to 40% of her base salary for the same reason. More recently, effective February 1, 2012, we increased Dr. Tsukamoto’s base salary to $335,000 in recognition of contributions made on behalf of the company and market factors.

Dr. Craig joined the company in September 2008, with an annual base salary of $275,000 and a target bonus rate of 25% of his base salary. In January 2010, however, we increased Dr. Craig’s target bonus from 25% to 30% of his base salary, beginning with the 2010 fiscal year, to further align his compensation to corporate success. In February 2011, we increased Dr. Craig’s target bonus rate from 30% to 40% of his base salary for the same reason. More recently, effective February 1, 2012, we increased Dr. Craig’s base salary to $300,000 in recognition of contributions made on behalf of the company and market factors.

Mr. Stratton joined the company in February 2007, with an annual base salary of $220,000 and a target bonus rate of 20% of his base salary. In February 2008, however, we increased Mr. Stratton’s annual base salary to $250,000 in recognition of contributions made on behalf of the company and because he had assumed additional responsibilities in early 2008. In January 2010, we increased Mr. Stratton’s annual base salary to $275,000 in recognition of contributions made on behalf of the company and job scope. In January 2010, we also increased Mr. Stratton’s target bonus rate from 20% to 30% of his base salary, beginning with the 2010 fiscal year, to further align his compensation to corporate success. In February 2011, we increased Mr. Stratton’s target bonus rate from 30% to 40% of his base salary for the same reason. More recently, effective February 1, 2012, we increased Mr. Stratton’s base salary to $300,000 in recognition of contributions made on behalf of the company and market factors.

The base compensation and target bonus information presented above can be summarized as follows:

	Year Ended 12/31/09 Base Compensation/ Target Bonus	Year Ended 12/31/10 Base Compensation/ Target Bonus	Year Ended 12/31/11 Base Compensation/ Target Bonus	As of 02/01/12 Base Compensation/ Target Bonus
CEO	$525,000/55%	$525,000/55%	$525,000/55%	$550,000/55%
CFO	$275,000/25%	$325,000/30%	$325,000/40%	$325,000/40%
EVP, R&D	$300,000/25%	$300,000/30%	$300,000/40%	$335,000/40%
SVP, D&O	$275,000/25%	$275,000/30%	$275,000/40%	$300,000/40%
GC	$250,000/20%	$275,000/30%	$275,000/40%	$300,000/40%

Bonus compensation.    We view periodic bonuses, whether paid in cash or equity, as an important element of compensation for several reasons. Bonuses help align individual employee efforts with overall corporate strategies and objectives. Bonuses also help us manage salary expense, while still allowing us to reward successes. By using discretionary bonuses as part of the compensation mix, we have greater flexibility in managing the timing and amounts of compensation. Accordingly, each year we estimate for planning purposes an aggregate “bonus pool,” which is calculated by using the base salaries of all our full-time employees and their respective target bonuses, and which assumes the Board will elect to award each full-time employee 100% of his or her personal target bonus amount for the year. However, as explained below, the actual bonus award for any particular year is entirely within the Board’s discretion.

In practice, over the past few years, we have awarded bonuses on an annual basis after considering, among other things, the company’s accomplishments against stated corporate goals adopted by the Board, the company’s financial position, the status of its development programs, clinical progress and corporate development activities, and general economic factors. This has necessarily involved a subjective assessment by the Compensation Committee of corporate performance and market conditions each year.

The process of establishing our corporate goals over the past few years has been a lengthy one. For each fiscal year, our executive officers have presented the Compensation Committee of the Board with approximately five to ten proposed corporate goals, each often consisting of multiple sub-parts. Management has usually presented its recommended corporate goals to the Compensation Committee concurrent with our proposed corporate budgets for the following fiscal year. Goals have been designed to be challenging, so that one would not expect consistent achievement of all of them. Typically these goals have included some preclinical and clinical goals for our HuCNS-SC cell product candidate, financing and corporate development goals, goals related to advancement in cell manufacturing practices, and goals related to advancement of our Liver Program. While all these goals have been considered important, and we have used a cross-functional and balanced approach to setting them, we have typically prioritized our goals by assigning relative weightings to each of them, with all of them together adding up to 100%. However, by design, no one goal has ever accounted for a majority of the relative weightings.

After receiving management’s recommended goals, members of the Compensation Committee typically review them with our executive officers and oftentimes provide suggestions for additional goals or changes to the recommended goals. After our executive officers and directors have completed this iterative process, which has often taken several weeks, the Compensation Committee adopts revised corporate goals consistent with the foregoing principles and recommends the updated corporate goals to the full Board for consideration and approval.

Thereafter, during each fiscal year, our executive officers have used the Board-approved corporate goals as a management tool, for example to coordinate activities, motivate personnel and help prioritize the use of company resources. The executive officers have sometimes referred back to the corporate goals when providing business updates to the Board, similar to management’s reference back to an approved annual budget.

Recently, at the end of each fiscal year, our Chief Executive Officer has presented the Compensation Committee with his assessments of corporate performance against the Board-approved corporate goals, together with a summary of any important factors that weighed in his assessments, which he has provided as context.

Because our corporate goals have not been formulaic or quantitative in nature (we have not had a corporate goal tied to specific stock price, revenues or expenses, for example), our CEO’s assessments have been largely qualitative in nature. Along with these assessments, our CEO has provided a percentage score for each goal reflecting the degree to which each goal was or was not, in his judgment, achieved during the year.

The Compensation Committee has usually considered these percentage scores as well as our CEO’s commentary about corporate performance and more general assessments of the state of our business when determining whether to award employees a company-wide corporate bonus in any given year, and if so how much of the available bonus pool to award. However, the Compensation Committee members have used their own judgment to determine the size of any bonus award, if any. In any given year, the Board may decide in its judgment to award more than 100% of the bonus pool for the year. The Board may also decide to award less than 100% of the bonus pool, even if all of the corporate goals have been achieved, if it decides doing so would be in the best interests of the company. While the Compensation Committee and the Board as a whole use the corporate goals as a measure of success, the amount of any bonus grant, as well as how and when it will be paid, is completely within the Board’s sole discretion.

With these various principles in mind, we recently took the following actions with respect to corporate bonuses for 2011.

In February 2012, as part of its annual year-end review of performance, the Compensation Committee (with input from the Chief Executive Officer and other Board members) considered, among other things, significant company performance accomplishments in 2011, the company’s successes measured against its 2011 corporate goals, the degree of difficulty in achieving these goals, as well as other events and circumstances that affected performance. The 2011 goals, as approved by our Board, consisted generally of the following: (i) progress in our CNS Program, including activities aimed at dosing patients in our on-going clinical trials and activities in support of initiating a study of HuCNS-SC cells in age related macular degeneration; (ii) partnering and corporate development activities; and (iii) successful fundraising efforts.

Highlights of the 2011 accomplishments taken into account by the Compensation Committee in determining the overall company performance included:

Therapeutic Product Development

•

In February 2011, the fourth and final patient in our Phase I clinical trial in Pelizaeus-Merzbacher Disease, was enrolled and transplanted with our proprietary HuCNS-SC® cells (purified human neural stem cells). This trial is the first to evaluate neural stem cells as a potential treatment for a myelination disorder.

•

In March 2011, we initiated a Phase I/II clinical trial of our HuCNS-SC human neural stem cells in chronic spinal cord injury. This trial is expected to enroll a total of 12 patients who are three to 12 months post-injury, and will include patients with both complete and incomplete injuries as classified by the American Spinal Injury Association Impairment Scale (AIS). In December 2011, we successfully completed the enrollment and dosing of the first cohort of patients in this trial.

•

In April 2011, we entered into a collaboration with Frank LaFerla, Ph.D., a world renowned leader in Alzheimer’s disease research, to study the therapeutic potential of our HuCNS-SC cells in Alzheimer’s disease. Dr. LaFerla’s published research has shown that mouse neural stem cells enhance memory in a mouse model of Alzheimer’s disease, and the goal of our collaboration is to replicate these results using our human neural stem cells.

•

In June 2011, at the International Society for Stem Cell Research (ISSCR) 9th Annual Meeting, we presented evidence of engraftment, migration and the long-term survival of our HuCNS-SC cells following transplantation into patients with a severe neurological disorder. Importantly, the results show that the cells can persist following the cessation of immunosuppression.

•

In November 2011, we reported that an interim review of one patient’s MRIs from our Phase I PMD trial showed changes consistent with the development of new myelin in the regions in which the HuCNS-SC cells were transplanted, and that the safety data suggests the procedure and cells have been well tolerated. More recently, in March 2012, we reported that the data from the study provided evidence of progressive and durable donar-cell derived myelination in all four patients who underwent transplantation with the company’s proprietary HuCNS-SC cells. In addition, clinical assessment revealed measureable gains in motor and/or cognitive function in three of the four patients; the fourth patient remained clinically stable.

•

In January 2012, we published preclinical data demonstrating that our HuCNS-SC cells protect host photoreceptors and preserve vision in a well-established animal model of retinal disease. The data was featured as the cover article in the February 2012 issue of the international peer-reviewed European Journal of Neuroscience.

•

In January 2012, the U.S. Food and Drug Administration (FDA) authorized the initiation of a Phase I/II clinical trial of our HuCNS-SC cells in age-related macular degeneration (AMD). AMD is the leading cause of vision loss and blindness in people over 55 years of age, and approximately 30 million people worldwide are afflicted with the disease.

Tools and Technologies Programs

•	In January 2011, we launched STEM24TM and STEM133®, two new antibody reagents that have utility for the detection of a range of different human cell types.

•

In March 2011, we launched nine new products and three related kits to facilitate stem cell research. This new line of purified nucleic acid and protein stem cell lysate products enable stem cell researchers to more accurately test and validate stem cell lines and associated genes and gene products. We also launched three new cell culture supplements for the derivation, culture and differentiation of human and mouse embryonic stem cells, induced pluripotent stem cells, and tissue-derived neural stem cells.

Financing and Other Business-related Activities

•

In January 2011, we sold 1,000,000 shares of our common stock to selected institutional investors at a price of $10.00 per share. We received net proceeds, after deducting offering expenses and fees, of approximately $9.4 million.

•

In July 2011, as part of our cost reduction program, we relocated our corporate headquarters and U.S.-based research and development operations to Newark, California. Our new facilities comprise newly constructed, custom designed laboratory and office space, and house the majority of our U.S. workforce. We estimate annual savings in excess of $1 million from this move.

•

In July 2011, following the affirmative vote of our stockholders at our Annual Meeting, we effected a one-for-ten reverse stock split which reduced the number of shares outstanding from approximately 139 million to approximately 13.9 million.

•

In July 2011, we received notification from The NASDAQ Stock Market that we had regained compliance with the minimum bid price requirement needed to continue listing on the NASDAQ Global Market. The NASDAQ Listing Rules require the Company’s stock to evidence a closing bid price of $1.00 per share or more for ten consecutive days.

•

In September 2011, the California Institute of Regenerative Medicine (CIRM) awarded us a “Disease Team Therapy Development Planning Award” totaling approximately $100,000. We were one of only four companies to be awarded a disease team planning grant. The funds helped us and our collaborators prepare and submit an application for a “Disease Team Therapy Development Research Award” to develop our HuCNS-SC cells as a potential treatment for Alzheimer’s disease.

•

In December 2011, we raised total proceeds, net of underwriting discounts and expenses, of approximately $9.2 million through a public offering of 8,000,000 units and 8,000,000 Series B Warrants. The combination of units and Series B Warrants were sold at a public offering price of $1.25 per unit. Each Series B Warrant gives the holder the right to purchase one unit at an exercise price of $1.25 per Unit and is exercisable until May 2, 2012. Each unit consists of one share of our common stock and one Series A Warrant. Each Series A Warrant has a five-year term and gives the holder the right to purchase one share of our common stock at an initial exercise price of $1.40 per share.

Following this review, the Compensation Committee awarded a discretionary bonus equal to 65% of the available bonus pool, based upon the committee members’ assessments of market conditions, corporate risks, our market comparables, and the company’s performance in 2011 measured against its 2011 corporate goals, including the successes highlighted above, among other things. The bonuses were calculated using each employee’s annual base salary as of January 1, 2011, and paid in February 2012.

Accordingly, in February 2012, the company paid Mr. McGlynn a 2011 bonus in the amount of $187,688, because on January 1, 2011 his base salary and target bonus were, respectively, $525,000 and 55%. The company paid Mr. Young a 2011 bonus in the amount of $84,500, because on January 1, 2011 his base salary and target bonus were, respectively, $325,000 and 40%, and the company paid Dr. Tsukamoto a 2011 bonus in the amount of $78,000, because on January 1, 2011 her base salary and target bonus were, respectively, $300,000 and 40%. The company also paid Dr. Craig and Mr. Stratton each a 2011 bonus in the amount of $71,500, because on January 1, 2011 their base salary and target bonus were, respectively, $275,000 and 40%.

Equity Compensation — general practices.    We believe that equity compensation awards are an important component of our overall compensation policy because equity compensation can provide strong inducement to remain with the company and to build future stockholder value. In order to achieve these objectives, we believe that equity compensation awards need to be structured to provide both meaningful value and a meaningful opportunity to realize that value. Accordingly, from time to time, we have considered several forms of equity compensation awards, including stock options, stock appreciation rights, restricted stock, and restricted stock units, because each of these have certain advantages and disadvantages relative to the others with respect to how they might reward effort and success and how they might help us retain high contributors. Generally speaking, over the years, we have used stock options and restricted stock units as the most common equity compensation instruments. We feel each of these forms of equity has unique and important features for employee retention and for incentivizing the executive officers to build a profitable and sustainable business. Unless otherwise specifically noted in the tables herein, all option awards:

•	to our employees, including our executive officers, are intended to be qualified incentive stock options (ISOs) to the fullest extent permitted by law;

•

have an exercise price set at the closing market price of our common stock on the grant date, or on an adjacent market trading date if the market on which we are listed (currently the Nasdaq Global Market) is not open on the grant date; and

•

vest over four years, with one-fourth of the shares included in any grant vesting on the first anniversary of the grant and the remainder vesting 1/48th per month thereafter, always provided that the grantee remains in the company’s employ on the vesting dates. These awards are time-vesting and do not depend on performance factors.

We have typically granted company-wide equity awards to full-time employees once every year or two, however we have not done so since June 2010. In addition, we have typically granted stock option awards to newly hired employees, effective as of their date of hire, and occasionally to existing employees upon their promotion. Both on-hire awards to non-executive officers and awards upon the promotion of current employees are usually made by either Mr. McGlynn, acting as the Board’s single-member committee, or by the Compensation Committee. Awards to executive officers are made by either the Compensation Committee or by the full Board.

With these various principles in mind, we recently took the following actions with respect to equity compensation.

In early 2009, consistent with our practice of reviewing equity incentives on a periodic basis, we evaluated the equity awards held by the company’s employees in order to evaluate the retention value these past awards likely provided. We noted that a number of key employees continued to hold predominantly unexercisable options with a strike price more than 200% the company’s then current trading price. Furthermore, our review of market trends indicated that biotechnology companies with volatile trading prices were using restricted stock units with increasing regularity. We also continued to believe the retention benefit of equity compensation would be enhanced by awarding a mixture of both options and restricted stock units. The Compensation Committee therefore determined to award equity grants to the company’s employees, including those working for its U.K. subsidiaries and the company’s named executive officers. Specifically, in May 2009, after a review of the market and company-specific information described above, the Compensation Committee approved a company-wide award to employees of 104,640 restricted stock units and options to purchase up to 105,580 shares of common stock, in the aggregate. All of the restricted stock units awarded at this time have four-year vesting, with one-fourth vesting on each of the first four anniversaries following the grant date. All of the options awarded at this time will vest one-fourth on the first anniversary following the grant and then 1/48th each month thereafter, in keeping with the company’s standard practices. In this award, our named executive officers received, in the aggregate, 74,133 restricted stock units and options to purchase up to 27,800 shares of common stock. The Compensation Committee decided to defer the equity grant award to Dr. Craig, consisting of 9,333 restricted stock units and 3,500 options, until his one-year anniversary of hire in September 2009. The Compensation Committee also approved the grant of up to 75,000 stock options to employees working for our Stem Cell Sciences (UK) Ltd. and Stem Cell Sciences Holdings Limited subsidiaries, which we awarded in 2010 because of foreign tax considerations.

In June 2010, after a review of the market and company-specific information described above, the Compensation Committee approved a company-wide award to employees of 190,000 restricted stock units and options to purchase up to 184,500 shares of common stock, in the aggregate. Of particular importance, the Compensation Committee noted that a majority of the stock options issued to employees had strike prices significantly below the current market price of the company’s stock and were therefore of limited retention value. All of the restricted stock units awarded at this time have four-year vesting, with one-fourth vesting on each of the first four anniversaries following the grant date, except for the restricted stock units granted to Mr. McGlynn and Dr. Tsukamoto, each of which has three-year vesting, with one-third vesting on each of the first three anniversaries following the grant date. All of the options awarded at this time will vest one-fourth on the first anniversary following the grant and then 1/48th each month thereafter, in keeping with the company’s standard practices. In this June 2010 grant, our named executive officers received, in the aggregate, 250,000 restricted stock units and options to purchase up to 265,000 shares of common stock. In September 2010, Mr. McGlynn voluntarily surrendered his rights and interests in 20,000 restricted stock units from this June 2010 grant in order to bring his grant into accordance with the provisions of the company’s equity incentive plan under which the grant was made.

In January 2011, we awarded Mr. McGlynn 20,000 additional restricted stock units in recognition of his service and importance to the company’s long-term goals.

In January 2012, after a review of the market and company-specific information described above, the Compensation Committee approved a targeted award of 1,231,000 restricted stock units, in aggregate, to certain employees considered to be key contributors with leadership roles within the company and therefore most likely to have a direct role in building stockholder value. Of particular importance, the Compensation Committee noted that a majority of the stock options issued to employees had strike prices significantly below the current market price of the company’s stock and were therefore of limited retention value. All of the restricted stock units awarded at this time have four-year vesting, with one-fourth vesting on each of the first four anniversaries following the grant date, except for the restricted stock units granted to Mr. McGlynn and Dr. Tsukamoto, each of which has three-year vesting, with one-third vesting on each of the first three anniversaries following the grant date. In this January 2012 grant, our named executive officers received, in the aggregate, 796,000 restricted stock units.

The following table summarizes the restricted stock units awarded to our named executive officers in May 2009, June 2010, January 2011, and January 2012:

	Number of Restricted Stock Units Granted(1)
Name & Principal Position	May 2009		June 2010		January 2011	January 2012
Martin McGlynn — President and CEO	23,467		100,000	(2)	20,000	406,000
Ann Tsukamoto, Ph.D. — Executive VP, Research & Development	9,333		70,000		—	130,000
Rodney Young — CFO and VP, Finance & Administration	22,667		20,000		—	—
Stewart Craig, Ph.D. — SVP, Development & Operations	9,333	(3)	20,000		—	130,000
Ken Stratton, J.D. — General Counsel	9,333		20,000		—	130,000

(1)	All share numbers reported on a post-split adjusted basis.

(2)	Mr. McGlynn was granted 120,000 restricted stock units in June 2010, however, he voluntarily surrendered 20,000 of these in September 2010 in order to bring his grant into accordance with the provisions of the company’s equity incentive plan under which the grant was made.
(3)	Granted on Dr. Craig’s one-year anniversary of employment, September 15, 2009.

We may grant additional options, restricted stock units or other equity compensation to current employees, including our executive officers, in 2012.

Employment, Severance and Change-in-Control Agreements

Employment agreements.    Mr. McGlynn joined the company as our president and chief executive officer on January 15, 2001. Under the terms of an employment agreement between Mr. McGlynn and the company, dated January 2, 2001, as amended, Mr. McGlynn received an initial annual base salary of $275,000 per year, reviewable annually by the Board of Directors, and a bonus, in the Board’s sole discretion, of up to 25% of his base salary. Over time, however, we have increased Mr. McGlynn’s base salary and target bonus so that they are, respectively, $550,000 and 55% of his base salary. Pursuant to his January 2001 employment agreement, we granted Mr. McGlynn an option to purchase 40,000 shares of our common stock with an exercise price equal to the fair market value of the common stock on the initial date of his employment, one-fourth to vest on the first anniversary of his employment and the remaining three-fourths to vest in equal monthly installments during his second through fourth years of employment. These options remained unexercised and expired in 2011. Mr. McGlynn’s employment agreement also provided that the Board could, in its sole discretion, grant him a bonus option to purchase up to an additional 2,500 shares, which it did. These options also remained unexercised and expired in 2011. We also agreed to pay Mr. McGlynn a $50,000 relocation bonus and to reimburse him for relocation expenses, which we did. Since January 2009, we have been paying Mr. McGlynn an annual car allowance of $10,000.

Dr. Tsukamoto joined the company in November 1997 and has served as our executive vice president of research and development since September 2008. Under the terms of an employment agreement between Dr. Tsukamoto and the company, dated February 2, 1998, Dr. Tsukamoto received an annual base salary of $130,000 per year and a discretionary target bonus of up to 10% of her base salary. Over time, however, we have increased her base salary and target bonus so that they are, respectively, $335,000 and 40% of her base salary. Also pursuant to her employment agreement, we provide Dr. Tsukamoto with $750,000 of term life insurance on an annual basis during her employment.

Mr. Young joined the company in September 2005 as our chief financial officer and vice president of finance. Under the terms of his agreement with the company, dated August 16, 2005, Mr. Young received an initial annual base salary of $250,000 per year, with a target bonus of up to 25% of his base salary. Over time, however, we have increased Mr. Young’s base salary and target bonus so that they are, respectively, $325,000 and 40% of his base salary. Pursuant to his August 2005 employment agreement, we granted Mr. Young an option to purchase 45,000 shares of our common stock. This option vested over 48 months; with one-fourth of the shares having vested on the first anniversary of the date on which Mr. Young’s employment began and with the remaining shares having vested at the rate of 1/48th per month on the last day of each month during the ensuing 36 months. In addition, the employment agreement provided for an option grant on the first anniversary of his employment to acquire an additional 2,500 shares of our common stock. The grant of 2,500 shares was duly made, and vested in the same manner as his earlier option grant over 48 months.

Dr. Craig joined the company in September 2008 as our senior vice president of development and operations. Under the terms of his agreement with the company, dated July 24, 2008, Dr. Craig has received an annual base salary of $275,000 per year, with a target bonus of up to 25% of his base salary. Over time, however, we have increased Dr. Craig’s base salary and target bonus so that they are, respectively, $300,000 and 40% of his base salary. Pursuant to Dr. Craig’s July 2008 employment agreement, we granted him an option to purchase 20,000 shares of our common stock. This option will vest over 48 months, with one-fourth of the shares having vested on the first anniversary of the date on which Dr. Craig’s employment began and with the remaining shares vesting, subject to his continued employment by the company, at the rate of 1/48th per month on the last day of each month during the ensuing 36 months.

Mr. Stratton joined the company in February 2007 as our general counsel. Under the terms of his agreement with the company, dated February 2, 2007, Mr. Stratton received an initial annual base salary of $220,000 per year, with a target bonus of up to 20% of his base salary. Over time, however, we have increased Mr. Stratton’s base salary and target bonus so that they are, respectively, $300,000 and 40% of his base salary. Pursuant to Mr. Stratton’s February 2007 employment agreement, we granted him an option to purchase 15,000 shares of our common stock. This option vested over 48 months, with one-fourth of the shares having vested on the first anniversary of the date on which Mr. Stratton’s employment began and with the remaining shares having vested at the rate of 1/48th per month on the last day of each month during the ensuing 36 months.

Severance arrangements.    Each of our executive officers has entered into a severance agreement with the company under which he or she would receive payments upon termination of his or her employment by us without cause3 or consequent to a change of control or, in the case of Mr. McGlynn, by virtue of disability.

In the case of Mr. McGlynn, upon termination without cause, we would continue to pay his salary and provide benefits for one year, at the base wage rate then in effect. If the termination of Mr. McGlynn’s employment were associated with a change of control, the company would pay (in a lump sum) (i) two years of his salary and the reasonably projected cost of healthcare benefits, (ii) a bonus with respect to the termination year at 25% of the base salary, pro-rated for the portion of the year served, and (iii) a tax gross up for his continued healthcare benefits. In addition, all unvested stock options would vest and all stock options would be exercisable for two years after termination. If Mr. McGlynn’s employment were terminated on account of disability, we would continue to pay his salary for up to six months (or until he obtained other employment or became eligible for disability income under a company plan, if sooner).

In the case of Dr. Tsukamoto, upon involuntary termination without cause whether or not associated with a change of control, we would continue to pay Dr. Tsukamoto’s salary and provide benefits for twelve months, at the rate then in effect.

In the case of Mr. Young, upon involuntary termination without cause, we would continue to pay his salary and provide benefits for six months, at the rate then in effect. If the termination were associated with a change of control, we would continue to pay Mr. Young’s salary and provide benefits (including his share of COBRA, grossing up for the tax effects, if any) for twelve months; in this event, any unvested options and any other stock awards held by him would vest upon termination.

In the case of Dr. Craig, upon involuntary termination without cause, whether or not associated with a change of control, we would continue to pay his salary and provide benefits for six months, at the rate then in effect.

In the case of Mr. Stratton, upon involuntary termination without cause, we would continue to pay his salary and provide benefits for six months, at the rate then in effect. If the termination were associated with a change of control, we would continue to pay Mr. Stratton’s salary and provide benefits for twelve months; in this event, any unvested options and any other stock awards held by him would vest upon termination.

If we terminate the employment of any executive officer for cause, or if the officer resigns without good cause, he or she would not be entitled to any severance or other benefits.

3 Or termination by the executive officer for good reason, as defined in their respective agreements.

Potential Payments Upon Termination or Change-in-Control

The following table displays the value of what the executive officers would have received from us had their employment been terminated on December 31, 2011:

Officer	Salary	Bonus	Health		Accelerated Vesting of Options and Restricted Stock Units*		Total
Martin McGlynn
Terminated without cause	$525,000	—	$31,908		—		$556,908
Terminated, change of control	$1,050,000	$131,250	$120,332	(1)	$112,832		$1,414,414
Disability(2)	$262,500	—	—		—		$262,500
Ann Tsukamoto, Ph.D.
Terminated without cause	$300,000	—	$15,527		—		$315,527
Terminated, change of control	$300,000	—	$15,527		$42,094	(3)	$357,621
Rodney Young
Terminated without cause	$162,500	—	$10,320		—		$170,820
Terminated, change of control	$325,000	—	$20,640		$21,594	(3)	$367,234
Stewart Craig, Ph.D.
Terminated without cause	$137,500	—	$9,426		—		$146,926
Terminated, change of control	$137,500	—	$9,426		$16,127	(3)	$163,053
Ken Stratton, J.D.
Terminated without cause	$137,500	—	$10,320		—		$147,820
Terminated, change of control	$275,000	—	$20,640		$16,127	(3)	$311,767

*	Value shown represents the difference between the closing market price of our stock on December 31, 2011 of $0.82 per share and the applicable exercise price of each grant.

(1)	Includes tax gross-up on two years of healthcare costs.

(2)	Payments stop before six months if individual obtains other full-time employment or qualifies for payments under any disability income plan provided by the company.

(3)	All unvested options and restricted stock units issued under the applicable equity incentive plans vest upon a change of control under the terms of those plans.

Compensation Committee and Stock Option Report

The Compensation and Stock Option Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management. Based on this review and these discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s proxy statement for 2012.

COMPENSATION AND STOCK OPTION COMMITTEE

John Schwartz, Ph.D., Chairman
Eric Bjerkholt
Ricardo Levy, Ph.D.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that incorporate future filings, in whole or in part, the foregoing Compensation and Stock Option Committee Report shall not be incorporated by reference into any such filings.

Executive Officer Compensation Tables

The following tables set forth information with respect to the compensation of our executive officers for the fiscal years ended December 31, 2011, 2010 and 2009.

Because the “Stock awards” and “Option awards” column reflects the dollar amounts recognized as compensation expense for financial statement reporting purposes in accordance with U.S. GAAP, these imputed values include amounts from awards granted from 2004 through 2011.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Martin McGlynn	2011	525,000	187,688	194,000	—	48,819	955,507
President and CEO	2010	525,000	259,875	1,050,000	260,970	43,467	2,139,312
	2009	540,885	202,125	410,667	132,079	38,626	1,324,382

Ann Tsukamoto, Ph.D.	2011	300,000	78,000	—	—	24,444	402,444
EVP, Research	2010	300,000	81,000	714,000	169,020	24,627	1,288,647
and Development	2009	311,538	52,500	163,333	52,532	21,591	601,494

Rodney Young	2011	325,000	84,500	—	—	26,842	436,342
CFO and VP,	2010	325,192	87,750	204,000	42,255	24,333	683,530
Finance and Administration	2009	285,577	48,125	396,667	127,577	24,435	882,381

Stewart Craig, Ph.D.	2011	275,000	71,500	—	—	27,888	374,388
Senior VP, Development	2010	275,000	74,250	204,000	84,510	26,736	664,496
and Operations	2009	285,577	48,125	159,599	50,712	23,629	567,642

Ken Stratton, J.D.	2011	275,000	71,500	—	—	29,445	375,945
General Counsel	2010	275,096	74,250	204,000	42,255	25,713	621,314
	2009	259,615	35,000	163,333	—	25,166	483,114

(1)	We pay salaries on a bi-weekly basis. There were 27 pay periods in 2010.

(2)	Each employee’s target bonus is based on his or her salary as of January 1 of the year to which it applies. For 2011, the Board awarded 65% of the target bonus for all company employees. For further description of the non-equity incentive plan see the discussion in our “Compensation Discussion and Analysis” and “Compensation of Named Executive Officers,” above.

(3)	Amounts shown represent the full grant date value of the option awards granted in each year as computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 10, “Stock-Based Compensation” in our Form 10-K for the period ended December 31, 2011, filed with the SEC on March 15, 2012.

(4)	The amounts shown in the “All Other Compensation” column for 2010 include the following:

Name and Principal Position	Employer Match on Defined Contribution Plans ($)(a)	Transportation Allowance ($)	Employee Health and Welfare Benefit Plans ($)(b)		Total All Other Compensation
Martin McGlynn	7,350	10,000	31,469		48,819
President and CEO

Ann Tsukamoto, Ph.D	7,350	—	17,094	(c)	24,444
EVP, Research and Development

Rodney Young	7,350	—	19,492		26,842
CFO and VP, Finance and Administration

Stewart Craig, Ph.D.	7,350	—	20,538		27,888
Senior VP, Development and Operations

Ken Stratton, J.D.	7,350	—	22,095		29,445
General Counsel

(a)	Under a 401(k) plan, which is open to substantially all of our employees, we make matching contributions in the form of company common stock based on each participant’s voluntary salary deferrals, subject to plan and legal limits. We match participant contributions on a 1:2 basis up to a maximum of 3% of the employee’s salary. Registered stock is valued and transferred to the employee’s 401(k) account at the end of calendar each quarter.

(b)	We offer all employees various health and welfare benefit plans. Our executive officers may participate in these on the same terms as other employees.

(c)	Includes life insurance benefit of $1,180.

Grants of Plan-Based Awards

The following table shows grants of plan-based equity awards made to our named executive officers during the fiscal year ended December 31, 2011:

Name & Principal Position	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units #(1)	All Other Option Awards: Number of Securities Underlying Options #	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Option Awards ($)
Martin McGlynn	1/25/11	20,000	—	—	$194,000
President and CEO

Ann Tsukamoto, Ph.D.	—	—	—	—	—
EVP, Research and Development

Rodney Young	—	—	—	—	—
CFO and VP, Finance and Administration

Stewart Craig, Ph.D.	—	—	—	—	—
Senior VP, Development and Operations

Ken Stratton, J.D.	—	—	—	—	—
General Counsel

(1)	Restricted stock units granted in 2011 to our named executive officers were made pursuant to our 2006 equity incentive plan. The restricted stock units granted to Mr. McGlynn vest over a three-year period from the date of grant: one-third of the award will vest on each grant date anniversary over the following three years.

Outstanding Equity Awards at Fiscal 2011 Year-End

The following tables show equity awards held by our named executive officers as of December 31, 2011:

	Option Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/sh)(1)	Option Expiration Date

Martin McGlynn	2/12/2002	2,500	—	$29.60	2/12/2012
President and CEO	5/2/2002	2,500	—	$20.11	5/2/2012
	9/2/2004	35,000	—	$15.30	9/2/2014
	7/21/2006	67,267	—	$20.00	7/21/2016
	8/23/2007	45,000	—	$22.10	8/23/2017
	5/15/2009	5,683	3,117	$17.50	5/15/2019
	6/25/2010	11,249	18,751	$10.50	6/25/2020

Ann Tsukamoto, Ph.D.	10/7/2002	6,000	—	$6.10	10/7/2012
EVP, Research and Development	9/3/2004	22,500	—	$15.30	9/3/2014
	7/21/2006	18,498	—	$20.00	7/21/2016
	8/23/2007	15,000	—	$22.10	8/23/2017
	5/15/2009	2,260	1,240	$17.50	5/15/2019
	6/1/2010	7,499	12,501	$10.20	6/1/2020

Rodney Young	9/6/2005	45,000	—	$54.30	9/6/2015
CFO and VP, Finance and Administration	7/21/2006	8,000	—	$20.00	7/21/2016
	9/6/2006	2,500	—	$22.80	9/6/2016
	8/23/2007	15,000	—	$22.10	8/23/2017
	5/15/2009	5,489	3,011	$17.50	5/15/2019
	6/1/2010	1,874	3,126	$10.20	6/1/2020

Stewart Craig, Ph.D.	09/15/2008	16,249	3,751	$11.20	9/15/2018
Senior VP, Development and Operations	9/15/2009	1,968	1,532	$17.10	9/15/2019
	6/1/2010	3,749	6,251	$10.20	6/1/2020

Ken Stratton, J.D.	02/28/2007	15,000	—	$26.20	02/28/2017
General Counsel	5/15/2009	2,260	1,240	$17.50	5/15/2019
	6/1/2010	1,874	3,126	$10.20	6/1/2020

	Stock Awards
Name	Date of Award	Number of Securities Underlying Restricted Stock Units That Have Not Vested (2) #	Market Value of Securities of Restricted Stock Units That Have Not Vested (3) $
Martin McGlynn	5/15/2009	11,734	$9,622
President and CEO	6/25/2010	66,667	$54,667
	1/25/2011	13,334	$10,934

Ann Tsukamoto, Ph.D.	5/15/2009	4,667	$75,600
EVP, Research and Development	6/1/2010	46,667	$756,000

Rodney Young	5/15/2009	11,334	$183,601
CFO and VP, Finance and Administration	6/1/2010	15,000	$216,000

Stewart Craig, Ph.D.	9/15/2009	4,667	$75,600
Senior VP, Development and Operations	6/1/2010	15,000	$216,000

Ken Stratton, J.D.	5/15/2009	4,667	$75,600
General Counsel	6/1/2010	15,000	$216,000

(1)	Unless otherwise noted, options are granted at the close of market price on the grant date (or on an adjacent market trading day if the Nasdaq Global Market is closed on the grant date). They vest over a period of four years as follows: one-fourth of the option vests on the first anniversary of the grant date and 1/48th of the original grant vests each additional month of service.

(2)	Restricted stock units granted under our 2006 Equity Incentive Plan. These restricted stock units vest ratably over a three to four-year period on each grant date anniversary.

(3)	Based on the per share closing market price of $0.82 for our common stock on December 31, 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)

Martin McGlynn	13,750	(2)	111,375
President and CEO

Ann Tsukamoto, Ph.D	32,541	(3)	227,183
EVP, Research and Development

Rodney Young	17,542	(4)	131,190
CFO and VP, Finance and Administration

Stewart Craig, Ph.D.	7,333	(5)	38,739
Senior VP, Development and Operations

Ken Stratton, J.D.	10,083	(6)	72,773
General Counsel

(1)	Calculated as the aggregate market value on the date of vesting of the shares with respect to which restrictions lapsed during 2011 (calculated before payment of any applicable withholding or other income taxes).

(2)	Mr. McGlynn was granted 41,250 restricted stock units on March 10, 2008, 13,750 of which vested on March 10, 2011, when the market price of our common stock per share was $8.10.

(3)	Dr. Tsukamoto was granted: (i) 20,625 restricted stock units on March 10, 2008, 6,875 of which vested on March 10, 2011, when the market price per share of our common stock was $8.10; (ii) 9,333 restricted stock units on May 15, 2009, 2,333 of which vested on May 15, 2011, when the market price per share of our common stock was $7.50; and (iii) 70,000 restricted stock units on June 1, 2010, 5,000 of which vested on June 1, 2011, when the market price was $6.60.

(4)	Mr. Young was granted: (i) 20,625 restricted stock units on March 10, 2008, 6,875 of which vested on March 10, 2011, when the market price per share of our common stock was $8.10; and (ii) 22,667 restricted stock units on May 15, 2009, 5,667 of which vested on May 15, 2011, when the market price per share of our common stock was $7.50; and (iii) 20,000 restricted stock units on June 1, 2010, 5,000 of which vested on June 1, 2011, when the market price per share of our common stock was $6.60.

(5)	Dr. Craig was granted: (i) 9,333 restricted stock units on September 15, 2009, 2,333 of which vested on September 15, 2011, when the market price per share of our common stock was $2.46; and (ii) 20,000 restricted stock units on June 1, 2010, 5,000 of which vested on June 1, 2011, when the market price per share of our common stock was $6.60.

(6)	Mr. Stratton was granted: (i) 8,250 restricted stock units on March 10, 2008, 2,750 of which vested on March 10, 2011, when the market price per share of our common stock was $8.10; (ii) 9,333 restricted stock units on May 15, 2009, 2,333 of which vested on May 15, 2011, when the market price per share of our common stock was $7.50; and (iii) 20,000 restricted stock units on June 1, 2010, 5,000 of which vested on June 1, 2011, when the market price per share of our common stock was $6.60.

Director Compensation

Cash Compensation.    Prior to December 2009, non-employee directors received quarterly retainers for Board service in the amount of $4,500 ($8,750 for the Chairman of the Board). Each of the chairs of the standing committees also received quarterly stipends of either $1,000 (Audit Committee) or $500 (Compensation and Corporate Governance Committees). Non-employee directors also received $1,500 for each board meeting attended in person or by videoconference and $1,000 for each standing committee meeting attended in person or by videoconference, plus $500 for each board or committee meeting attended by phone. The non-employee directors serving on the Strategic Transactions Committee received $1,200 per meeting attended in person or by videoconference, plus $500 for each meeting attended by phone, but the chair of the Strategic Transactions Committee did not receive a quarterly stipend. All dollar amounts were paid in cash.

In early 2009, however, management began a review of our director compensation practices. We wanted to assess whether we were being responsive to market dynamics, as we had not adjusted director compensation for almost five years. We obtained and reviewed, among other things, the 2009 Radford Board of Directors Compensation Analysis — Level 2, Life Sciences Edition, which provided us with a broad survey of director compensation paid by publicly traded life science companies in the United States. We also benchmarked our compensation practices against compensation information from other publicly traded companies in the stem cell field.4 From this information, we determined that the median (i.e., 50th percentile) cash compensation paid by comparable companies tended to be approximately 40% higher than that paid by the company and that the average initial equity grants awarded by comparable companies tended to be approximately 25% higher.

Therefore, in both June and December 2009, management presented to the Board a series of recommendations to change both the cash and equity compensation paid to our non-employee directors. The Board considered in particular the market comparables collected by management. In recognition of the fact that the company’s director compensation fell significantly below the average compensation paid by market comparables, the Board approved the recommended changes to the cash-based and equity compensation paid to the company’s non-employee directors.

Since December 2009, non-employee directors have received quarterly retainers for Board service in the amount of $6,250 ($12,500 for the Chairman of the Board). The chairs of the standing committees have received quarterly stipends of either $2,500 (Audit Committee) or $1,250 (Compensation Committee, Corporate Governance Committee and, since it became a standing committee in June 2010, the Strategic Transactions Committee). Non-employee directors have also received $2,000 for each board meeting attended in person or by videoconference and $1,000 for each board meeting attended by phone, as well as $1,000 for each standing committee meeting attended in person or by videoconference and $500 for each committee meeting attended by phone. All these dollar amounts have been paid in cash, and we expect that this will remain largely the case for the foreseeable future. However, in March 2011, the Board approved a sub-plan under our 2006 Amended and Restated Equity Incentive Plan, called the Directors’ Fee Plan, which permits directors to elect to receive all or a portion of their board fees in the form of company common stock. We issued 10,824 shares of stock under our Directors’ Fee Plan as consideration for Board service in 2011.

Directors are reimbursed for their expenses in attending meetings of the Board and meetings of committees of the Board.

Equity Compensation.    Prior to June 2009, non-employee directors received an initial option to purchase 2,000 shares upon appointment to the Board, with one-third of these option shares vesting on each of the first three anniversaries following the grant. Following appointment, each non-employee director received an option

4 In 2009 we collected director compensation information from the recent SEC filings of Aastrom Biosciences, Inc.; Athersys, Inc.; Cytori Therapeutics, Inc.; Geron Corporation; Neuralstem, Inc.; and Osiris Therapeutics, Inc.

to purchase 1,000 shares upon each anniversary of his or her appointment, vesting one year after issuance, with each exercisable at the fair market value of the stock on the date of the respective grant.

In June 2009, however, the Board adopted management’s recommendation to award non-employee directors with annual equity grants paid in restricted stock units rather than common stock options. The Board’s decision to change the annual grants followed several months of deliberation by the company’s management and Compensation Committee, which considered among other things equity compensation practices at various comparable companies, as described above, outside reports, the company’s trading history, and market trends, such as the growing use of restricted stock units as director compensation by comparable companies. Each of the annual grants from June 2009 until June 2010 was for 1,000 restricted stock units, vesting on the first anniversary of the grant.

Then, in December 2009 and June 2010, the Board approved further changes proposed by management to the equity compensation practices for non-employee directors. Among other changes, the Board approved management’s recommendation to award newly appointed directors an initial grant of restricted stock units rather than options. Presently, newly appointed non-employee directors will receive an initial grant upon their first appointment to the Board of 15,000 restricted stock units, with one third of this grant vesting on each of the three anniversaries following the grant. Thereafter, each non-employee director, other than the Chairman of the Board, is to receive an annual grant on each anniversary of his or her appointment to the Board in the form of 1,000 restricted stock units, vesting on the first anniversary of the grant. In addition, the Board determined that the Chairman of the Board is to receive an annual grant of 1,500 restricted stock units, vesting on the first anniversary of the grant. Each of the annual grants from June 2010 to December 2011 was for 1,000 restricted stock units (1,500 for the Chairman), vesting on the first anniversary of the grant.

More recently, in March 2012, the Board approved a further change proposed by management to the equity compensation practices for non-employee directors given the Company’s stock trading price and our desire to fairly compensate our outside directors for continued Board service and incentivize them to build stockholder value. Effective January 1, 2012, each non-employee director, other than the Chairman of the Board, is to receive an annual grant on each anniversary of his or her appointment to the Board in the form of 10,000 restricted stock units, vesting on the first anniversary of the grant. In addition, the Board determined that the Chairman of the Board is to receive an annual grant of 15,000 restricted stock units, vesting on the first anniversary of the grant.

Director Compensation Table

The following table summarizes cash-based and equity compensation information for our non-employee directors, including annual Board and committee retainer fees and meeting attendance fees, for the year ended December 31, 2011:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		All Other Compensation ($)		Total ($)
Eric Bjerkholt	53,500	(2)	9,100	(3)	—		62,600
R. Scott Greer	41,500	(4)	32,500	(5)			74,000
Ricardo Levy, Ph.D.	49,500	(6)	11,880	(7)	—		61,380
Roger Perlmutter, M.D., Ph.D.	34,000	(8)	10,810	(9)	—		44,810
John Schwartz, Ph.D.	65,125	(10)	11,250	(11)	—		76,375
Irving Weissman, M.D.	35,000	(12)	14,526	(13)	45,199	(14)	94,725

(1)

The amounts shown in this column represent the full grant date fair value of restricted stock unit grants in 2010 as computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 10, “Stock-Based Compensation” in our Form 10-K for the period ended December 31, 2011, filed with the SEC on March 15, 2012.

(2)	Includes an annual retainer of $25,000, a fee for Mr. Bjerkholt’s role on the Audit Committee of $10,000, and additional fees of $18,500 for Board and committee meetings attended. Also includes $13,750 earned in 2011 but paid in 2012.

(3)	Mr. Bjerkholt was granted 1,000 restricted stock units on March 1, 2011, vesting on the one year anniversary of the grant. As of December 31, 2011, he had stock options and restricted stock units outstanding for the purchase of 8,000 shares of common stock, in the aggregate.

(4)	Includes an annual retainer of $25,000, a fee for Mr. Greer’s role on the Strategic Transactions Committee of $5,000, and additional fees of $11,500 for Board and committee meetings attended. Also includes $11,500 earned in 2011 but paid in 2012.

(5)	Mr. Greer was granted 1,000 restricted stock units on June 3, 2011, vesting on the one year anniversary of the grant. As of December 31, 2011, he had restricted stock units outstanding for the purchase of 11,000 shares of common stock, in the aggregate.

(6)	Includes an annual retainer of $25,000, a fee for Dr. Levy’s role on the Corporate Governance Committee of $5,000, and additional fees of $19,500 for Board and committee meetings attended. Also includes $12,000 earned in 2011 but paid in 2012.

(7)	Dr. Levy was granted 1,000 restricted stock units on September 26, 2011, vesting on the one year anniversary of the grant. As of December 31, 2011, Dr. Levy had stock options and restricted stock units outstanding for the purchase of 11,078 shares of common stock, in the aggregate.

(8)	Includes an annual retainer of $25,000, and additional fees of $9,000 for Board and committee meetings attended. Also includes $9,250 earned in 2011 but paid in 2012.

(9)	Dr. Perlmutter was granted an 1,000 restricted stock units on December 14, 2011, vesting on the one year anniversary of the grant. As of December 31, 2011, Dr. Perlmutter had stock options and restricted stock units outstanding for the purchase of 12,421 shares of common stock, in the aggregate.

(10)	Includes an annual retainer of $50,000, a fee for Dr. Schwartz’s role on the Compensation Committee of $5,000, and additional fees of $10,125 for Board and committee meetings attended. Also includes $8,875 earned in 2011 but paid in 2012. As of October 2011, Dr. Schwartz received 50% of his board service fees in the form of company common stock under our Directors’ Fee Plan. In March 2012, Dr. Schwartz elected to receive 100% of his future board service fees in the form of company common stock, until such time as he may deliver an updated election in accordance with the provisions of the Directors’ Fee Plan.

(11)	Dr. Schwartz was granted 1,500 restricted stock units on April 18, 2011, vesting on the one year anniversary of the grant. As of December 31, 2011, Dr. Schwartz had stock options and restricted stock units outstanding for the purchase of 8,000 shares of common stock, in the aggregate.

(12)	Includes an annual retainer of $25,000 and additional fees of $10,000 for Board and committee meetings attended. Also includes $9,250 earned in 2011 but paid in 2012.

(13)	Dr. Weissman was granted 1,000 restricted stock units on October 1, 2011, vesting on the one year anniversary of the grant. As of December 31, 2011, Dr. Weissman had stock options and restricted stock units outstanding for the purchase of 19,769 shares of common stock, in the aggregate.

(14)	Dr. Weissman receives $50,000 per year for his services as a consultant and as the chairman of our Scientific Advisory Board. As of May 2011, Dr. Weissman has received his consultancy fees under this agreement in the form of company common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers, directors, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership of our securities and changes in reported ownership. Executive officers, directors and greater than 10% beneficial owners are required by SEC rules to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such forms furnished to us, or written representations from the reporting persons that no Form 5 was required, we believe that, during the fiscal year ended December 31, 2011, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners have been met, with the following exceptions: (i) the Form 4 filed by Dr. Levy on September 29, 2011, reporting his annual equity grant for Board service, was filed one day late; (ii) the Form 4 filed by Mr. McGlynn on February 1, 2011, reporting a grant of 20,000 restricted stock units, was filed three days late; (iii) the Form 4 filed by Dr. Perlmutter on December 23, 2011, reporting his annual equity grant for Board service, was filed one week late; and (iv) the Form 4 filed by Dr. Weissman on July 5, 2011, reporting the issuance of shares of our common stock as consideration for his service on our Scientific Advisory Board, was filed two weeks late.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related parties can include any of our directors or executive officers, certain of our stockholders and their immediate family members. Each year, we prepare and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. This helps us identify potential conflicts of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the interests of the company as a whole. Our code of ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify our general counsel, who serves as our compliance officer. In addition, the Corporate Governance Committee of the Board of Directors is responsible for considering and reporting to the Board any questions of possible conflicts of interest of Board members. Our code of ethics further requires pre-clearance before any employee, officer or director engages in any personal or business activity that may raise concerns about conflict, potential conflict or apparent conflict of interest. Copies of our code of ethics and the Corporate Governance Committee charter are posted on the corporate governance section of our website at www.stemcellsinc.com.

In evaluating related party transactions and potential conflicts of interest, our compliance officer and independent directors apply the same standards of good faith and fiduciary duty they apply to their general responsibilities. They will approve a related party transaction only when, in their good faith judgment, the transaction is in the best interest of the company.

Dr. Weissman, a member of the Board of Directors, was retained in September 1997 to serve as a consultant to us. Pursuant to his consulting agreement, Dr. Weissman provides consulting services to us and serves on our Scientific Advisory Board. In return, we pay Dr. Weissman $50,000 per year for his services. We also agreed to nominate Dr. Weissman for a position on the Board of Directors, and he agreed to serve if elected. Since October 1, 2000, he has been compensated for this service in the same manner and amount as other non-employee members of the Board. The consulting agreement with Dr. Weissman contains confidentiality, non-competition, and assignment of invention provisions and is for a term of fifteen years, subject to earlier termination by either party. In May 2011, Dr. Weissman’s consulting agreement was amended by the parties so that the company could choose to pay fees owed to Dr. Weissman under the agreement in the form of company common stock.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Audit and Tax Fees

The Board of Directors, upon the recommendation of the Audit Committee, has selected the independent accounting firm of Grant Thornton LLP to audit the accounts of the company for the year ending December 31, 2012.

The Audit Committee considered the tax compliance services provided by Grant Thornton LLP, concluded that provision of such services is compatible with maintaining the independence of the independent accountants, and approved the provision by Grant Thornton LLP of tax compliance services with respect to the year ending December 31, 2011.

The Audit Committee received the following information concerning the fees of the independent accountants for the years ended December 31, 2010 and 2011, has considered whether the provision of these services is compatible with independence of the independent accountants, and concluded that it is:

	Year Ended
	12/31/11	12/31/10
Audit fees(1)	$432,693	$422,867
Tax fees	$46,866	$61,097

(1)	Audit fees represents fees for the integrated audit of our annual consolidated financial statements and reviews of the interim consolidated financial statements, and review of audit-related SEC filings; also includes fees related to issuing comfort letter(s) in 2010 and 2011.

Audit and tax fees include administrative overhead charges and reimbursement for out-of-pocket expenses.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for pre-approving all services (audit and non-audit) performed by our independent auditors. In accordance with such policies and procedures, the Audit Committee is required to pre-approve all audit and non-audit services to be performed by the independent auditors in order to assure that the provision of such services is in accordance with the rules and regulations of the SEC and does not impair the auditors’ independence. Under the policy, pre-approval is generally provided up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may pre-approve additional services on a case-by-case basis. During 2011 and 2010, all services performed by our independent auditors were pre-approved.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements on behalf of the Board, and selects an independent public accounting firm to perform these audits. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, preparing the financial statements, and establishing and maintaining adequate controls over public reporting. Our independent registered public accounting firm for fiscal 2011, Grant Thornton LLP, had responsibility for conducting an audit of our annual financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

The Audit Committee oversaw the independent public accounting firm’s qualifications and independence, as well as its performance. The Audit Committee assisted the Board in overseeing the preparation of the company’s financial statements, the company’s compliance with legal and regulatory requirements, and the performance of the company’s internal audit function. The Audit Committee met with personnel of the company and Grant Thornton LLP to review the scope and the results of the annual audit, the amount of audit fees, the company’s internal accounting controls, the company’s financial statements contained in the company’s Annual Report to Stockholders and other related matters.

The Audit Committee has reviewed and discussed with management the financial statements for fiscal year 2011 audited by Grant Thornton LLP, as well as management’s report on internal control over financial reporting, using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. The Audit Committee has discussed with Grant Thornton LLP various matters related to the financial statements, including those matters required to be discussed by SAS 114 (The Auditor’s Communication with Those Charged with Governance). The Audit Committee has also discussed with Grant Thornton LLP its report on internal control over financial reporting, has received the written disclosures and the letter from Grant Thornton LLP required by Public Company Accounting Oversight Board (PCAOB) Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence (Rule 3526), and has discussed with Grant Thornton LLP its independence.

Based upon such review and discussions, the Audit Committee recommended to the Board of Directors, and the Board approved the recommendation, that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2011 for filing with the SEC.

AUDIT COMMITTEE

Eric Bjerkholt, Chairman
Ricardo Levy, Ph.D.
John Schwartz, Ph.D.

PROPOSAL NUMBER 1

Election of Directors

The number of directors is currently fixed at seven. Both our restated certificate of incorporation, as amended to date, and our amended and restated by-laws provide for the classification of the Board of Directors into three classes (Class I, Class II and Class III), as nearly equal in number as possible, with the term of office of one class expiring each year. Unless otherwise instructed, the enclosed proxy will be voted to elect the nominees named below, who are now Class III directors, as Class III directors for a term of three years expiring at the 2015 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Both Class III director nominees have been recommended by the company because of their past experience serving on the company’s Board of Directors, the breadth of their business expertise, sound judgment, and demonstrated leadership, among other things. In prior years, the Class I and Class II directors were nominated for appointment to the Board for similar reasons. Proxies cannot be voted for a greater number of persons than the number of nominees named below. It is expected that the nominees will be able to serve, but if any are unable to serve, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors.

The nominees for election as Class III directors are as follows:

NOMINEES FOR ELECTION AS CLASS III DIRECTORS — TERMS TO EXPIRE 2015

Name	Principal Occupation	Age*	Position
Martin McGlynn	President and Chief Executive Officer, StemCells, Inc.	65	Director, Executive Officer
Roger Perlmutter, M.D., Ph.D.	Executive Vice President, Research and Development, Amgen, Inc.	59	Director
*	Ages are as of April 1, 2012.

Martin McGlynn joined the company on January 15, 2001, when he was appointed president and chief executive officer of the company and of its wholly-owned subsidiary, StemCells California, Inc. He was elected to the Board of Directors in February 2001. Mr. McGlynn began his career with Becton Dickinson, Ireland Ltd., and spent eight years in manufacturing operations. He joined Abbott Labs in 1977 where he held positions as the general manager of Abbott Ireland Ltd., the president and general manager of Abbott Canada Ltd. and the vice president of Abbott International Ltd. In 1990, he joined the BOC Group as the president of Anaquest, Inc., a company focused on anesthesia and acute care pharmaceuticals. From 1994 until he joined StemCells, Mr. McGlynn was the president and chief executive officer of Pharmadigm, Inc., a privately held company in Salt Lake City, Utah, engaged in research and development in the fields of inflammation and genetic immunization. Mr. McGlynn is a native of Dublin, Ireland. He received a Bachelor of Commerce degree from University College, Dublin, Ireland in 1968, a diploma in industrial engineering from the Irish Institute of Industrial Engineering in 1970, and a diploma in production planning from the University of Birmingham, England in 1971. He is a former member of the board of directors of the Confederation of Irish Industries and the Pharmaceutical Manufacturers Association of Canada, and currently serves as a member of the Board of the Alliance for Regenerative Medicine.

Roger Perlmutter, M.D., Ph.D., was elected to the company’s Board of Directors in December 2000. Until recently, Dr. Perlmutter was the executive vice president of research and development of Amgen, Inc., a position he held for approximately eleven years. Prior to joining Amgen, he was the executive vice president of worldwide basic research and preclinical development of Merck Research Laboratories, a division of Merck & Co., Inc., a position he held from February 1998 to January 2001. Dr. Perlmutter joined Merck in February 1997 as the senior vice president of Merck Research Laboratories, a position he held from February 1997 to December 1998. Prior to joining Merck, Dr. Perlmutter was a professor in the Departments of Immunology, Biochemistry and Medicine at the University of Washington from January 1991 to January 1997 and served as chairman of the Department of Immunology at the University of Washington from May 1989 to January 1997. He also was an investigator at the Howard Hughes Medical Institute from October 1991 to January 1997. Dr. Perlmutter is a trustee of the Institute for Systems Biology, and is Chairman of the Board of Trustees of Reed College. Dr. Perlmutter is licensed to practice medicine in the State of Washington. He graduated from Reed College in 1973 and received his M.D. and Ph.D. degrees from Washington University, St. Louis, Missouri in 1979.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES DESCRIBED ABOVE.

PROPOSAL NUMBER 2

Ratification of Selection of Independent Public Accountants

The company is asking the stockholders to ratify the selection of Grant Thornton LLP as the company’s independent public accountants for the fiscal year ending December 31, 2012. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of Grant Thornton LLP.

In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will consider it as a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Audit Committee of the Board at its discretion could decide to terminate the engagement of Grant Thornton LLP and engage another firm at any time if the Audit Committee determines that such a change would be necessary or desirable in the best interests of the company and its stockholders.

A representative of Grant Thornton LLP is expected to attend the Annual Meeting and is not expected to make a statement, but will be available to respond to appropriate questions and may make a statement if such representative desires to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

OTHER MATTERS

Stockholder Proposals

Stockholders who wish to present proposals for inclusion in the company’s proxy materials for the 2013 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible, the stockholder proposals must be received by our corporate secretary on or before December 28, 2012.

Stockholders who wish to make a proposal at the 2013 Annual Meeting of Stockholders, other than one that will be included in our proxy materials, must notify us no later than March 13, 2013 (see Rule 14a-4 under the Exchange Act). If a stockholder who wishes to present a proposal fails to notify us by March 13, 2013, the proxies that management solicits for the meeting will confer discretionary authority to vote on the stockholder’s proposal if it is properly brought before the meeting.

Stockholder Nominations of Directors

Stockholders or groups of stockholders that, individually or as a group, have beneficially owned at least 5% of the company’s common stock for at least one year prior to the date of such submission (the “Nominating Stockholder”) may submit a candidate for nomination for election as a director at any annual meeting of stockholders in accordance with Board policy. The submission must be in writing and delivered to StemCells, Inc., Attn: Secretary, Board of Directors, 7707 Gateway Blvd., Newark, California 94560, no later than on or about December 28, 2012 for nominees to be considered for nomination at the 2013 annual meeting. Submissions must include the name, address and number of shares of common stock beneficially owned by each participant in the Nominating Stockholder group, a representation that the Nominating Stockholder meets the requirements described in the Board policy and will continue to meet them through the date of the annual meeting, a description of all arrangements or understandings between or among the Nominating Stockholder group (or any participant in the Nominating Stockholder group) and the candidate or any other person or entity regarding the candidate, all information regarding the candidate that the company would be required to disclose in a proxy statement under SEC rules, including whether the candidate is independent or, if not, a description of the reasons why not, the consent of the candidate to serve as a director, and representations by the candidate regarding his or her performance of the duties of a director. Full details may be obtained from the secretary of the Board of Directors at the address above or on our website at www.stemcellsinc.com. The Corporate Governance Committee will consider and evaluate up to two candidates recommended in accordance with this policy in connection with any annual meeting. The Corporate Governance Committee will consider and evaluate candidates recommended by stockholders on the same basis as candidates recommended by other sources.

In addition, the company’s by-laws provide that a stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors by giving timely notice thereof in proper written form to the Secretary accompanied by a petition signed by at least 100 record holders of capital stock of the company representing in the aggregate 1% or more of the outstanding shares entitled to vote in the election of directors, which petition must show the class and number of shares held by each person. To be timely, such notice and petition must be received at the principal executive offices of the company not less than 60 days nor more than 90 days prior to the meeting, except if less than 70 days notice of the date of the meeting is given to stockholders, in which case the notice and petition must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of such date was made. The requesting stockholder is required to provide information with respect to the nominee(s) for director similar to that described above, as more fully set forth in the company’s by-laws.

Form 10-K

The company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC, is available without charge upon request by writing to StemCells, Inc. at 7707 Gateway Blvd., Newark, California 94560, Attention: Investor Relations. A copy of this report is also available through our website at www.stemcellsinc.com or, alternatively, at www.sec.gov.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to StemCells, Inc., 7707 Gateway Blvd., Newark, California 94560, Attention: Investor Relations.

Other Business

The Board of Directors knows of no business that will come before the meeting for action except as described in the accompanying Notice of Meeting. However, as to any such business, the persons designated as proxies will have authority to act in their discretion.

By Order of the Board of Directors

Kenneth B. Stratton, J.D.
Secretary

April 27, 2012

STEMCELLS, INC.

C/O EQUISERVE TRUST COMPANY N.A. P.O. BOX 8694 EDISON, NJ 08818-8694

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M46660-P26533 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STEMCELLS, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote number(s) of the nominee(s) on the line below.

FOR the following:

1. Election of Directors

Nominees:

01) Roger Perlmutter, M.D., Ph.D. 02) Martin McGlynn

The Board of Directors recommends you vote FOR the following proposal:

2. To ratify the selection of Grant Thornton LLP as independent public accountants of the Company for the fiscal year ending December 31, 2012.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For Against Abstain

For address changes and/or comments, please check this box and write them on the back where indicated.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M46661-P26533

STEMCELLS, INC.

ANNUAL MEETING OF STOCKHOLDERS, JUNE 13, 2012 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder, by completing this card, hereby appoints Martin McGlynn and Kenneth Stratton, or either of them with power of substitution to each, proxies of the undersigned to vote at the Annual Meeting of Stockholders of StemCells, Inc. to be held on June 13, 2012 at 7707 Gateway Boulevard, Newark, California at 2:00 p.m., local time, or at any postponements or adjournments thereof, all of the shares of Common Stock, par value $.01 per share, of StemCells, Inc. that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies or their substitutes to act on the matters listed on the reverse side as specified by the undersigned, and to vote in such manner as they may determine on any other matter that may properly come before the meeting.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE AND IN FAVOR OF PROPOSAL 2. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ADJOURNMENT THEREOF.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side